SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 22, 2004

PRIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13289	76-0069030
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

5847 San Felipe, Suite 3300
Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 789-1400

Item 5. Other Events.

     On June 22, 2004, we entered into a purchase agreement with respect to a private offering (the “Offering”) of $500 million aggregate principal amount of our 7 3/8% Senior Notes due 2014 (the “Notes”). Net proceeds to us (after discounts but before other expenses) will be $491.1 million. We intend to use the net proceeds from the Offering to retire $375 million of our nonconvertible senior notes and our $86 million senior convertible notes issued to one of our joint venture partners, together with the applicable prepayment premium and accrued and unpaid interest, a portion of the debt outstanding under our existing senior secured revolving credit facilities. The Notes will bear interest at the rate of 7 3/8% per annum. Interest on the Notes will be payable on January 15 and July 15 of each year, beginning January 15, 2005, to holders of record at the close of business on January 1 and July 1, as the case may be, immediately preceding the interest payment date.

     The purchase agreement is filed as Exhibit 1.1 to this Current Report and incorporated by reference herein. The Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements. This Current Report does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

1.1	Purchase Agreement dated June 22, 2004 between Pride and the initial purchasers named therein.

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Item 9. Regulation FD Disclosure.

     We provided the following information in the offering memorandum related to the Offering:

     In 2001 and 2002, our Technical Services segment began major projects to design, engineer, manage construction of and commission four deepwater platform drilling rigs under lump-sum contracts on behalf of two major oil company customers for installation on the customers’ spar and tension-leg production platforms. The first rig was completed and delivered in 2003, the second rig was completed and delivered in the second quarter of 2004, and the third rig was completed in the second quarter of 2004 and is expected to be delivered early in the third quarter. With respect to the final rig, shipyard construction is expected to be completed in the third quarter of 2004, at which time the rig will be transferred to another location for installation by the customer on its platform. Pride’s commissioning of the rig is expected to continue until the platform is completed and delivered in the first quarter of 2005.

     As previously reported, we have experienced significant cost overruns on these projects, and we estimate that total costs on each of the four projects will substantially exceed revenues. Accordingly, we recorded loss provisions totaling $98.4 million during 2003, and additional loss provisions totaling $21.3 million during the first quarter of 2004. These loss provisions included costs incurred plus our estimate of costs we expected to incur to complete the projects.

     In connection with the preparation of our quarterly consolidated financial statements, following the end of each quarter we update our evaluation of our contract price and cost estimates related to the projects, and we reflect in our results of operations any revisions in these estimates based on that evaluation. Based on an earlier than usual and preliminary review of the status of these projects in connection with the offering, we currently expect to revise our estimates based on, among other things, recent scheduling issues at the shipyard constructing the final rig and commercial negotiations with certain equipment vendors and major subcontractors. These revisions likely will require us to record additional loss provisions, which we currently estimate to be in the range of $6 million to $12 million before tax, in our results of operations for the second quarter of 2004. We will continue to evaluate our estimates in connection with the preparation of our consolidated financial statements for the second quarter, and we may make further revisions that could result in loss provisions that are outside this range. We do not intend to enter into any additional construction contracts on a lump-sum basis for rigs to be owned by others.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ Louis A. Raspino
Louis A. Raspino
Executive Vice President and Chief Financial Officer

Date: June 29, 2004

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EXHIBIT INDEX

No.	Description
1.1	Purchase Agreement dated June 22, 2004 between Pride and the initial purchasers named therein.

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